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                        RESTATED CERTIFICATE OF INCORPORATION

                                          of

                           MINNESOTA LIFE INSURANCE COMPANY



Robert L. Senkler and Dennis E. Prohofsky, respectively, the President and Secretary of Minnesota Life Insurance Company, a corporation under and existing by virtue of the laws of the State of Minnesota, do hereby certify that the following Restated Certificate of Incorporation was duly adopted by an affirmative vote of a majority of the stockholders at a special meeting of the Company on December 10, 1998.

This Restated Certificate of Incorporation of Minnesota Life Insurance Company supersedes and takes the place of the existing Certificate of Incorporation and all amendments to it:


                                     ARTICLE I

The name of the Company is Minnesota Life Insurance Company (the "Company").

                                     ARTICLE II

The principal office of the Company shall be located at 400 Robert Street North, Saint Paul, Minnesota 55101-2098.

                                    ARTICLE III

The Company is incorporated for the purpose of transacting the business of and making insurance upon the lives of individuals and every assurance pertaining thereto or connected therewith, to grant, purchase and dispose of annuities and endowments of every kind and description whatsoever, to provide an indemnity against death and for weekly or other periodic indemnity for disability occasioned by accident or sickness to the person of the assured and to have all the further rights, powers and privileges granted or permitted life insurance companies organized under the provisions of Minnesota Statutes, Chapter 300, and all Acts amendatory thereof or additional thereto.

                                     ARTICLE IV

The duration and continuation of the Company shall be perpetual.

                                     ARTICLE V

The authorized capital stock of this Company shall be 5,000,000 shares initially paid in by operation of Minnesota Statutes Section 60A.077 and subsequently paid in cash, consisting of shares of Common Stock, with par value of $1.00 per share. Each share of the Common Stock shall have one vote per share.

No shareholder of the Company shall have any pre-emptive or preferential right, nor be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Company of any class or series, whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the Company.

                                     ARTICLE VI

The corporate powers of the Company shall be vested in a Board of Directors of at least five persons and shall be exercised by the Board of Directors and by such officers, agents, employees and committees as the Board of Directors may, in its discretion, from time to time appoint and empower. The Board of Directors shall have the power from time to time to make, amend or repeal such bylaws, rules and regulations for the transaction of the business of the Company as the Board of Directors may deem expedient and as are not inconsistent with this Certificate of Incorporation or the constitution or other laws of the State of Minnesota.


The directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible: the first class, the second class and the third class. Each such director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting at which such director was elected, provided, that the directors first elected to the first class shall serve for a term ending upon the election of directors at the annual meeting in 2000, the directors


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first elected to the second class shall serve for a term ending upon the election of directors at the annual meeting in 2001, and the directors first elected to the third class shall serve for a term ending upon the election of directors at the annual meeting in 2002.

At each annual election, commencing at the annual meeting in 2000, the successors to the class of directors whose term expires at that time shall be elected by stockholders to hold office for a term of three years to succeed those directors whose term expires, so that the term of one class of directors shall expire each year.

Notwithstanding the requirement that the three classes of directors shall be as nearly equal in number of directors as reasonably possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, disability or removal. There shall be no cumulative voting in the election of the directors.

Any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, an increase in the number of directorships or other cause shall be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum or by the sole remaining director. A director so chosen shall hold office for a term expiring at the annual meeting at which the term of the class to which he or she has been elected expires. If the number of directors is changed, any increase or decrease shall be apportioned among the three classes by a two-thirds (2/3) vote of the directors then in office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.


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                                    ARTICLE VII

The incumbent members of the Board of Directors as of the date of the filing of this Restated Certificate of Incorporation shall continue to be directors of the Company until their successors are duly elected and qualified in accordance with the bylaws. The current members of the Board of Directors who shall continue to be directors of the Company and their respective addresses are:



              NAME OF DIRECTOR                       ADDRESS

           Giulio Agostini               3M
                                         3M Center - Executive 220-14W-08
                                         St. Paul, MN  55144-1000

           Anthony L. Andersen           H. B. Fuller Company
                                         2424 Territorial Road
                                         St. Paul, MN  55114

           Leslie S. Biller              Norwest Corporation
                                         Sixth and Marquette
                                         Minneapolis, MN  55479-1052

           John F. Grundhofer            U.S. Bancorp
                                         601 2nd Avenue South
                                         Suite 2900
                                         Minneapolis, MN  55402-4302

           Harold V. Haverty             701 Fourth Avenue South, Suite
                                         300
                                         Minneapolis, MN  55415

           David S. Kidwell              The Curtis L. Carlson School of
                                         Management
                                         University of Minnesota
                                         321 19th Avenue South
                                         Minneapolis, MN 55455

           Reatha C. King                General Mills Foundation
                                         P O Box 1113
                                         Minneapolis, MN  55440

           Thomas E. Rohricht            Doherty, Rumble & Butler P.A.
                                         2800 Minnesota World Trade
                                         Center
                                         30 East Seventh Street
                                         St. Paul, MN 55101-4999

           Terry T. Saario               Bravo!, LLC
                                         900 Hennepin Avenue
                                         Minneapolis, MN  55403

           Robert L. Senkler             Minnesota Life Insurance Company
                                         400 Robert Street North
                                         St. Paul, MN  55101

           Michael E. Shannon            Ecolab, Inc.
                                         370 Wabasha Street
                                         Ecolab Center
                                         St. Paul, MN 55102

           Frederick T. Weyerhaeuser     Clearwater Investment Trust
                                         332 Minnesota Street
                                         Suite W-2090
                                         St. Paul, MN  55101-1308


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                                    ARTICLE VIII

A director of the Company shall not be liable to the Company or the stockholders of the Company for monetary damages for a breach of the fiduciary duty of care as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Minnesota Statutes, Section 300.64, as the same currently exists or hereafter is amended. Specifically such exemption shall not apply to:

     (a) a breach of the director's duty of loyalty to the Company or its stockholders;

     (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     (c) acts prohibited under Minnesota Statutes, Section 300.60, as the same currently exists or is hereafter amended;

     (d)  payment of a dividend when the Company is insolvent;

     (e)  intentional neglect or refusal to perform a duty imposed by law;

     (f) a transaction from which the director derives an improper personal benefit; or

     (g) an act or omission occurring prior to the date when this Restated Certificate of Incorporation became effective.

                                     ARTICLE IX

In no event shall any funds or investments be held in the name of any individual
who is an officer or employee of the Company.   The Board of Directors shall
designate those banks and financial institutions in which the Company funds shall be deposited. The Board by separate resolution also shall designate the persons authorized to withdraw or transfer funds held in those accounts. No funds shall be withdrawn or transferred from those accounts except upon the authorization of the person or persons so authorized.

                                     ARTICLE X

The annual meeting of the Company shall be held on the first Tuesday in May of each year, if not a legal holiday, and if a legal holiday, then on the next day not a legal holiday.

                                     ARTICLE XI

The Company is authorized to issue any or all of its policies with or without participation in profits, savings or unabsorbed portions of premiums; to classify such policies issued on a participating or nonparticipating basis; and to determine the right to participate and the extent of participation of any class or classes of such policies, at the discretion of the Board of Directors. The declaration and crediting of any policy dividend shall be subject to approval by majority vote of the Minnesota Mutual Companies, Inc. Board of Directors.

                                    ARTICLE XII

This Restated Certificate of Incorporation may be amended at any annual meeting of the Company, or any special meeting of the Company called for that expressly stated purpose, by the affirmative vote of a majority of the stockholders.


IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Incorporation.


__________, 1998              ________________________________
                              Robert L. Senkler
                              Chairman of the Board, President
                              and Chief Executive Officer


__________, 1998              ________________________________
                              Dennis E. Prohofsky
                              Senior Vice President, Secretary
                              and General Counsel


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